Exhibit 10.37

EQUITY PURCHASE AGREEMENT

This equity purchase agreement (the “Agreement”) is made and entered into as of December , 2024 by and among (i) Jinyi Capital Inc. (the “Shareholder”), (ii) NM Data Inc., a Nevada corporation (the “Acquiror”) and (iii) J&Y Marigold (“J&Y”), a Ontario Canada company (the “Acquiree”). The Shareholder and Acquiree are sometimes referred to hereinafter collectively as “Seller”. The Shareholder, the Acquiror, and the Acquiree are sometimes referred to hereinafter individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Jinyi Capital Inc. is a shareholder of J&Y, holding 100% shares of J&Y;

WHEREAS, the Shareholder desires to transfer to the Acquiror, and the Acquiror desires to acquire from the Shareholder, 80 – 100% of equity interest of J&Y in cash consideration (the “Transaction”), subject to the terms and conditions set forth herein.

WHEREAS, following the Transaction (as defined below), the Acquiree will become a 90% owned subsidiary of the Acquiror and the Shareholder will retain 10% minority interest in the Acquiree.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION I

TRANSACTION STRUCTURE

1.1 On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) (i) the Shareholder will transfer to the Acquiror, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, and the Acquiror will acquire from the Shareholder, 90% of the equity interests of the Acquiree (the “Acquiree Shares”), and (ii) the Shareholder will retain 10% of the equity interests of the Acquiree; iii) The base purchase price is proposed at US$380,000 per megawatt (MW), corresponding to the percentage of equity acquired. The final purchase price will be subject to verified power load and adjustments based on mutual agreement of the parties. Acquisition price US$ 3,420,000 for Phase I (9MW) upon the Seller meeting all Conditions to Closing as outlined below, and the Acquiror retains exclusive right to purchase Phase II (5MW) at US$1,900,000, upon the Seller meeting all required Conditions to Closing mirroring the Phase I closing conditions (the “Transaction”).

1.2 The Transaction is further subject to the conditions below:

1.2.1 Collateralization of Retained Shares: Shareholder agrees to collateralize its 10% retained shares of the Acquiree in escrow for a period of twelve (12) months following the closing date to secure Shareholder and Acquiree’s representations, warranties, and indemnification obligations under the definitive agreements.

1.2.2 Payment Terms: the Acquiror will pay a deposit of US$200,000 within three business days following the signing of the definitive agreement. The remaining balance shall be paid within three business days after all Conditions Precedent are met. The Acquiror will pay the full equity purchase price less the US$200,000 when the Shareholder & J&Y meeting the closing condition including but not limited to: signing of hosting agreement with Bitcoin, leasing agreement with the landlord, the bitcoin hosting facility is fully operational including the electricity connection and the Shareholder and J&Y obtained all requisite licenses and certifications for operation.

1.3 Termination: should either party not proceed with the Transaction after execution of the Agreement, the party terminates the Transaction will pay to the other party $1,000,000 termination fee.

SECTION II
CLOSING

2.1 Closing Date: On January 31 2025, if there are force majeure reasons, the delivery date will be postponed (for example: bad weather, dock strike, power company delays, etc.)

2.2 Upon completion of the Transaction, Acquiror shall hold 90% of the equity interests of the Acquiree, which shall become a majority owned or wholly-owned subsidiary of the Acquiror, while the Shareholder holds 10% ownership in Acquiree.

2.3 Conditions precedent to Closing:

●	Completion of due diligence (financial, legal, electricity, etc.).

●	Equity certificates.

●	Asset inventory.

●	3 year annual audited financials plus latest interim period financials prior to Closing

●	Executed Key contracts including:

●	Lease agreement.

●	Power supply agreement.

●	Custody agreement.

●	Government approval and review documents and certifications for the business including facility.

●	All compliance certificates and licenses.

●	Employment Agreements

2.4 Special Terms

2.4.1 Power-Related Terms:

●	The power supply agreement shall include a provision for a second phase expansion of 5 MW.

●	The original shareholder retains rights to the expansion and will invest in the construction.

●	The expanded capacity will be sold to the restructured J&Y Marigold Ltd. At USD 380,000 per MW under the same terms as this agreement.

2.4.2 Lease Agreement:

●	Renewal terms, rent adjustments, and site maintenance responsibilities for the first year after asset transfer shall be borne by the original shareholder.

2.4.3 Employee Placement:

●	The majority shareholder shall reorganize the employee team after the transaction.

SECTION III

INDEMNIFICATION

3.1 The seller shall indemnify the buyer for any losses arising from hidden debts, tax issues, or undisclosed risks.

3.2 The indemnity cap shall not exceed the total assets of J&Y Marigold Ltd.

SECTION VI

SHAREHOLDER’S REPRESENTATIONS AND

WARRANTIES.

The Shareholder hereby represent and warrant to the Acquiror, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing, as follows:

4.1 The Shareholder have the right, power, legal capacity and authority to enter into and perform such obligations under this Agreement; and no approvals or consents are necessary in connection with it. All equity interests of the Acquiree owned by the Shareholder are owned free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description.

4.2 The equity interests of the Acquiree owned by the Shareholder will, at the Closing, be validly transferred to the Acquiror free and clear of any encumbrances and from all taxes, liens and charges with respect to the transfer thereof and such equity interests of the Acquiree shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of the Acquiree’s equity interests.

4.3

3.6 The Shareholder have not relied on and is not relying on any representations, warranties or other assurances regarding the Acquiror other than the representations and warranties expressly set forth in this Agreement.

SECTION IV

THE ACQUIREE REPRESENTATIONS AND

WARRANTIES

The Acquiree hereby represents and warrants to the Acquiror all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing, as follows:

4.1 The Acquiree is a duly organized, validly existing corporation and currently is in good standing under the laws of Ontario, Canada.

4.2 All contracts and licenses the Acquiree entered are valid and legally binding.

4.2 The Acquiree has the right, power, legal capacity and authority to enter into and perform such obligations under this Agreement; and no approvals or consents are necessary in connection with it. This Agreement has been duly executed by the Acquiree and constitutes the legal, valid, binding and enforceable obligation of the Acquiree, enforceable against the Acquiree in accordance with its terms. The execution and delivery of this Agreement and the consummation by the Acquiree of the transactions contemplated herein do not and will not on the Closing (A) conflict with or violate any of the terms of the articles of incorporation or bylaws of the Acquiree or any applicable law relating to the Acquiree, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which the Acquiree is bound or to which any property of the Acquiree is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which the Acquiree has obtained consent for the transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of the Acquiree, (D) constitute an event permitting termination of any material agreement or instrument to which the Acquiree is a party or by which any property or asset of the Acquiree is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which the Acquiree has obtained consent for the transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which the Acquiree is a party or by which the Acquiree be bound, or result in the violation by the Acquiree of any laws to which the Acquiree be subject, which would materially adversely affect the transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by the Acquiree of this Agreement or the performance by the Acquiree of its obligations hereunder.

4.3 The Acquiree Shares shall constitute all of the equity interests of the Acquiree. No securities of the Acquiree are entitled to pre-emptive or similar rights, and no person has any right of first refusal, pre-emptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, equity interests of the Acquiree. The transfer of Acquiree Shares contemplated by this Agreement will not, immediately or with the passage of time: (A) obligate the Acquiree to issue equity interests of the Acquiree or other securities to any person, or (B) result in a right of any holder of the Acquiree equity interests to adjust the exercise, conversion, Transaction or reset price of such securities.

SECTION V

 ACQUIROR’S REPRESENTATIONS AND WARRANTIES.

The Acquiror hereby acknowledges, represents and warrants to, and agrees with the Shareholder (which representations and warranties will be true and correct as of the date of the Closing as if they were made on the date of the Closing) as follows:

5.1 The Acquiror has full power and capacity to enter into this Agreement and this Agreement, has been duly and validly authorized, executed and delivered by the Acquiror and is a valid and binding obligation of Acquiror, enforceable against the Acquiror in accordance with its terms.

5.2 The Acquiror is not in material default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust, license, contract, lease or other instrument to which Acquiror is a party or by which it is bound, or to which any of the property or assets of Acquiror is subject, except such as have been waived or which would not, singly or in the aggregate, prevent the Acquiror from discharging its obligations under this Agreement.

SECTION VI

GENERAL PROVISIONS

6.1 All representations, warranties, covenants, and obligations in this Agreement shall survive until the expiration of the applicable statute of limitation with respect to the underlying claim to which such representation, warranty, covenant, or obligation relates.

6.2 Neither this Agreement nor any provision hereof be changed, waived, discharged or terminated orally, except by a statement in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

6.3 Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.4 This Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

6.5 Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.5 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and assigns of the Parties.

6.6 The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the Delaware applicable to agreements that are negotiated, executed, delivered and performed in the State of Delaware.

6.7 This Agreement be executed (including by facsimile or other electronic transmission) concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party.

6.8 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.9 Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties any rights or remedies under or by reason of this Agreement.

6.10 The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Transaction Agreement as of the date first written above.

The Acquiree:

J&Y Marigold

By:
Name:
Title:

The Shareholder:

Jinyi Capital Inc.

Name:	Jin Wang
Date:

The Acquiror:

NM Data Inc.

By:
Name:	Tie (James) Li
Title:	CEO
Date: